Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-164554) pertaining to the Cellu Tissue Holdings, Inc. 2010 Equity Compensation Plan and Cellu Parent Corporation 2006 Stock Option Plan and Restricted Stock Plan of our report dated January 28, 2009, except for Note 19 as to which the date is October 16, 2009, with respect to the 2008 consolidated financial statements and schedule of Cellu Tissue Holdings, Inc. included in this Annual Report (Form 10-K) for the year ended February 28, 2010.

/s/ Ernst & Young LLP

Boston, Massachusetts

April 30, 2010